Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, as amended, of our report dated May 16, 2023 with respect to the abbreviated financial statements of Surgalign SPV, Inc., which report appears in the Form 8-K/A of Xtant Medical Holdings, Inc. filed May 16, 2023.

/s/ Plante & Moran, PLLC

Denver, Colorado
July 11, 2023